Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in Registration Statements on Forms S-3 (File Nos. 333-287150, 333-288194, 333-292259 and 333-289772) and Forms S-8 (File Nos. 333-259918, 333-266716, 333-274276, 333-278772, 333-284533, 333-288934 and 333-291335) of our report dated March 31, 2026 of Forum Markets, Incorporated relating to our audit of the financial statements, as of December 31, 2025 and 2024, and for the periods then ended, and the reference to our firm under the caption “Experts” in the Registration Statement.

/s/ M&K CPA’s, PLLC

The Woodlands, Texas

April 8, 2026